AMENDMENT TO ASSET PURCHASE AGREEMENT
THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of June 30, 2017 (the “Effective Date”), is made by and among ATRM Holdings, Inc. (“ATRM”), EdgeBuilder, Inc. (“EB Purchaser”), Glenbrook Building Supply, Inc. (“GL Purchaser”, and together with EB Purchaser, the “Purchasers”), EdgeBuilder Wall Panels, Inc. (“EdgeBuilder”), Glenbrook Lumber & Supply, Inc. (“Glenbrook”, and together with EdgeBuilder, the “Sellers”), and the individuals listed on the signature page hereto (the “Principals”, and together with the Purchasers and the Sellers, the “Parties”).
RECITALS:
WHEREAS, the Parties entered into that certain Asset Purchase Agreement, dated as of October 4, 2016 (as amended, the “Purchase Agreement”), pursuant to which the Purchasers acquired specified assets from the Sellers (the “Acquisition”), and a portion of the aggregate consideration for the Acquisition under the Purchase Agreement consisted of agreements by the Purchasers to pay (x) a total of $1.0 million in Deferred Payments (as defined in the Purchase Agreement) and (y) the Earn-out Amount (as defined in the Purchase Agreement), if any;
WHEREAS, the Purchasers have paid $250,000 in Deferred Payments to date;
WHEREAS, in accordance with Section 7.3 of the Purchase Agreement, ATRM and Eugene F. Heger entered into a Board Observer Agreement, dated as of February 15, 2017 (the “Board Observer Agreement”), pursuant to which ATRM agreed that Mr. Heger will serve as an observer to ATRM’s Board of Directors for a specified period as provided therein;
WHEREAS, ATRM and the Purchasers are entering into a Revolving Credit Loan Agreement, dated as of the Effective Date (the “Loan Agreement”), with Premier Bank (“Premier”), pursuant to which Premier will provide the Purchasers with a working capital line of credit; and
WHEREAS, in connection with the Loan Agreement, the Sellers and Premier are entering into a Subordination and Inter-Creditor Agreement, dated as of the Effective Date (the “Subordination Agreement”), pursuant to which the Sellers will agree, among other things, that Premier’s security interest in the Purchasers will be, and at all times remain, prior and senior to the Sellers’ security interest in the Purchasers.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.Amendments to Purchase Agreement.
(a)    The Parties agree that the Purchase Agreement hereby is amended such that the Purchasers’ obligations to pay (i) the remaining $750,000 in unpaid Deferred Payments and (ii) the Earn-out Amount, if any, are each terminated and replaced with an obligation for the Purchasers to pay to the Sellers in cash (x) $200,000 on the first Business Day after the Effective Date, and

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(y) $100,000 on the first Business Day of the 16 consecutive calendar months beginning on August 1, 2017 (collectively, the “Monthly Payments”), with such Monthly Payments totaling to $1.8 million. The Sellers hereby withdraw any and all claims against the Purchasers and ATRM related to the Deferred Payments and the Earn-out Amount. If any Monthly Payment is not paid to the Sellers within two (2) Business Days after its due date, the Purchasers shall pay interest on the late payment at the rate of five percent (5%) per annum, which shall increase to twelve percent (12%) per annum for amounts more than thirty (30) days past due, and eighteen percent (18%) per annum for amounts more than twelve (12) months past due. Additionally, the Purchasers shall pay a late charge equal to five percent (5%) of the amount of any Monthly Payment that is not paid to the Sellers within the following timeframes: (i) within ten (10) Business Days after the due date of such Monthly Payment the first time any late charge under this sentence is payable; and (ii) within five (5) Business Days after the due date of such Monthly Payment on any subsequent occasions any late charge under this sentence is payable.
(b)    The Parties agree that Section 8.1 of the Purchase Agreement hereby is amended such that the survival period of the representations and warranties of the Sellers contained in the Purchase Agreement shall terminate as of the Effective Date, other than with respect to the representations and warranties (i) set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.4 (Capitalization), 5.9 (Taxes), and 5.21 (Financial Advisors), and the third sentence of Section 5.11 (Tangible Personal Property; Title to and Sufficiency of Assets), or (ii) the inaccuracy or breach of which is the result of fraud.
2.    Other Acknowledgments and Agreements.
(a)    The Sellers acknowledge their obligations to make cash payments to such persons, in such amounts, at such times and subject to the conditions as set forth on Exhibit A (the “Individual Payments”), as agreed by the Sellers and such persons in connection with the Acquisition; provided, however, the Sellers are not required to make the Individual Payments indicated as payments #2 and #3 on Exhibit A (i) to any person who is not on the specified payment date an employee of, or otherwise providing services to, ATRM, the Purchasers or an affiliate thereof or (ii) at such time as the Purchasers are not current in their obligation to pay the Monthly Payments (provided that at such time as the Purchasers become current in their obligations to make the Monthly Payments, any Individual Payments that were not made solely as a result of a failure to satisfy condition “(ii)” under this sentence will be made by the Sellers promptly thereafter). The Sellers agree that if they do not pay the full amount of any Individual Payment otherwise required to be paid within ten (10) Business Days after its due date as set forth on Exhibit A, the Purchasers shall be permitted to pay the unpaid portion of such Individual Payment, in whole or in part, on behalf of the Sellers, and to deduct from the Monthly Payments due to the Sellers (x) the amount of the payment properly made by the Purchasers under this Section 2(a) plus (y) any withholding tax which Sellers are obligated to pay in connection with any payment made by the Purchasers under this Section 2(a) (which withholding shall promptly be paid to the appropriate taxing authorities by Purchasers on behalf of Sellers); provided prior to making any such payment Purchasers must give Sellers five (5) days’ written notice of its intention to do so and thereafter only make such payment if Sellers fail to make the required Individual Payment.

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(b)    The Sellers acknowledge that the Purchasers are granting a security interest on their assets to Premier and have previously granted a security interest on their assets to Sellers, and that the Sellers are entering into the Subordination Agreement with Premier. The Sellers acknowledge that the Purchasers may in the future grant a security interest to a lender replacing Premier in connection with providing a replacement working capital facility, and the Sellers agree to negotiate in good faith with any subsequent replacement lender selected by the Purchasers, if any, with respect to a new subordination agreement providing for the subordination of the Monthly Payments to the Purchasers’ obligations to such lender, provided (i) the new subordination agreement shall be on substantially the same terms as the Premier subordination agreement and no more restrictive on the rights of Sellers, and (ii) without limiting the generality of the foregoing, the new subordination agreement shall permit payment of the Monthly Payments so long as Purchasers are not in default under the new replacement credit facility.
(c)    The Purchasers agree that they will not grant a lien on their assets senior in priority to the Sellers to any other party until no further Monthly Payments are due hereunder.
3.    Amendments to Board Observer Agreement. The Parties agree that the Board Observer Agreement hereby is amended such that the “Observer Period” shall end on such date as all Monthly Payments have been paid in full.
4.    Definitions. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Purchase Agreement.
5.    Miscellaneous. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Amendment shall be governed by and construed in accordance with the Laws of the State of Minnesota applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Amendment shall be given the same effect as originals.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the date first written above.

PURCHASERS:

ATRM HOLDINGS, INC.

By:	/s/ Dan Koch
	Name:	Dan Koch
	Title:	Chief Executive Officer

EDGEBUILDER, INC.

By:	/s/ Dan Koch
	Name:	Dan Koch
	Title:	Chief Executive Officer

GLENBROOK BUILDING SUPPLY, INC.

By:	/s/ Dan Koch
	Name:	Dan Koch
	Title:	Chief Executive Officer

SELLERS:

EDGEBUILDER WALL PANELS, INC.

By:	/s/ Eugene F. Heger
	Name:	Eugene F. Heger
	Title:	President

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GLENBROOK LUMBER & SUPPLY, INC.

By:	/s/ Eugene F. Heger
	Name:	Eugene F. Heger
	Title:	President

PRINCIPALS:

/s/ Eugene F. Heger
EUGENE F. HEGER

/s/ Gary Mulcahy
GARY MULCAHY

/s/ Michael Klefstad
MICHAEL KLEFSTAD

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